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                             CONSULTING AGREEMENT

                  AGREEMENT made as of this 25th day of June, 1997 between NORTH ATLANTIC TRADING COMPANY, INC., a Delaware corporation with offices at 257 Park Avenue South, New York, New York 10010, (the "Company"), and JACK AFRICK, who resides at 16680 Echo Hollow Circle, Polo Club, Del Ray, Florida 33484 (the "Consultant").

                              W I T N E S E T H

                  WHEREAS, this Agreement is being entered into simultaneously with the closing (the "Closing") of the Company's acquisition of all of the shares of NATC Holdings USA, Inc., a Delaware corporation ("NATC Holdings"), from NATC Holding Company, Ltd., a Bermuda corporation, pursuant to a Stock Purchase Agreement dated as of April 17, 1997 (the "Stock Purchase Agreement") between the Company and NATC Holding Company Ltd.; and

                  WHEREAS, the Company desires to retain the Consultant to perform consulting services for the Company after the Closing, and the Consultant desires to render such services to the Company after the Closing, in each case upon the terms and subject to the conditions hereinafter set



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forth;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Retention as Consultant. The Company agrees to retain the Consultant to perform consulting services after the Closing, and the Consultant agrees to render such services to the Company after the Closing, upon the terms and subject to the conditions hereinafter set forth. The retention of the Consultant by the Company hereunder shall be effective and shall commence immediately following the Closing until the first anniversary of the date of the Closing (the "Initial Term"), and, thereafter, for successive periods of 12 months each (each such successive period of 12 months being referred to as an "Additional Term") unless either party notifies the other party in writing at least 90 days prior to the expiration of the Initial Term or any Additional Term of its or his election not to renew the Consulting Term, in which event the retention of the Consultant by the Company hereunder shall terminate as of the conclusion of the Initial Term or such Additional Term, as the case may be.
For purposes hereof,

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the period of the Consultant's retention hereunder shall be referred to as the
"Consulting Term."

                  2. Duties and Extent of Services. The Consultant agrees that, during the Consulting Term, he shall act as a consultant to the Company under the direction of the Chief Executive Officer, and shall serve as a director of the Company, provided the Company has directors' and officers' liability insurance. The Consultant shall have responsibility and authority to manage and direct the business of the Company, subject to the supervision of the Chief Executive Officer of Company (who may also serve as Chief Executive Officer of the Company). In addition, the Consultant shall have such other or more specific responsibilities with respect to the business of the Company or any of its affiliates as may be determined and assigned to the Consultant from time to time by or upon the authority of the Chief Executive Officer of Company. The Consultant shall serve the Company faithfully and to the best of his ability in such capacities, devoting such portion of his business time, attention, knowledge, energy and skills to such service as shall be reasonable to perform his duties hereunder, consistent with the level of services rendered by the Consultant to the corporation formally known as North Atlantic Trading Company, Inc., a Delaware corporation,

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during the twelve month period prior to the date of the Closing. The Consultant shall travel as reasonably required in connection with the performance of his duties hereunder, including to Company's executive offices in New York, New York. The Consultant also shall serve during any part of the Consulting Term as a director of the Company or any other subsidiary of Company without any compensation therefor other than as specified in this Agreement; provided the Company has directors' and officers' liability insurance.

                  3. Compensation and Benefits. The Company agrees to pay the Consultant, as compensation for consulting services to be rendered by the Consultant under and pursuant to this Agreement, a consulting fee consisting of the following salary and compensation benefits:

                  (a) A base fee, payable in accordance with the Company's standard payroll practices for senior executive employees, at an annual rate of $300,000 during the Consulting Term (the "Consulting Fee"); provided, however, that such a Consulting Fee shall be subject to review from time to time for a possible increase by the Board of Directors of the Company or the Compensation Committee thereof.

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                 (b) An annual bonus of a minimum of $75,000 (a "Bonus")
subject to and conditioned upon the Company satisfying the EDITDA Budget for Company in accordance with the terms and conditions set forth in the senior management bonus plan of Company from time to time in effect.


                  (c) Prompt reimbursement for all reasonable business-related expenses incurred by the Consultant in accordance with the policies and procedures of the Company as in effect with respect to key senior executives of the Company.

                  (d) A car allowance of $1,000 per month.

                  (e) Prompt reimbursement for all reasonable office expenses incurred by the Consultant in connection with maintaining an office in Florida and in connection with the business of the Company, of $500 per month for the rental of office space and $400 per month for secretarial assistance.

                  (f) Vacation in accordance with the policies of the Company as in effect with respect to key senior executives.

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                  4.  Confidentiality; Non-Competition.

                  (a) The Consultant agrees that during the Consulting Term and for a period of five years commencing upon the termination of the Consulting Term, the Consultant will not, directly or indirectly, without the prior written consent of the Company:

                           (i) disclose (unless required by law or court order or other judicial or administrative process) or use any confidential or secret information relating to Company or any of its subsidiaries; or

                          (ii) engage in (other than through the ownership of five percent (5%) or less or any class of securities registered under the Securities Exchange Act of 1934, as amended), the marketing and distribution of cigarette papers in the United States and Canada.

                  (b) The Consultant consents and agrees that if it violates any of the provisions of Section 4(a), the Company would sustain irreparable harm and, therefore, in addition

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to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the Consultant from committing or continuing any such violation of this Agreement, and the Consultant shall not object to any such application. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedy or remedies including, without limitation, recovery of damages.

                  5. Errors and Omissions.  As a further inducement for the

Consultant to enter into this Agreement and as a condition precedent to the Consultant's obligations hereunder, the Company shall cause the Consultant to be included under the coverage of any directors' and officers' or similar errors and omissions insurance policy of the Company for activities taken or omitted to be taken by the Consultant pursuant to this Agreement.

                  6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the other party hereto at its address as set forth at the beginning of this Agreement, in either case with a copy to counsel at the following address: (a) with respect to the Company, North Atlantic

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Operating Company Inc., c/o National Tobacco Company, L.P., 257 Park Avenue
South, New York, NY 10026 and (b) with respect to the Consultant, Attention:
Jack Africk at the address set forth in the recital. Any party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other parties hereto.

                  7.  Assignability, Binding Effect and Survival. This
Agreement shall inure to the benefit of and shall be binding upon the Company, the Consultant and their respective heirs, successors and assigns. Notwithstanding the foregoing, the obligations of the Consultant may not be delegated and the Consultant may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect; provided, however, the Company shall be permitted to assign or transfer this Agreement to Company or any of its subsidiaries so long as the duties and responsibilities of the Consultant remain substantially similar to those contained in this Agreement. The provisions of Sections 4 and 6 shall survive the termination of the Consultant's consulting services pursuant to this

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Agreement and, to the extent appropriate to the intention of the parties and the subject matter of this Agreement, other rights and obligations of the parties may survive the termination of this Agreement.

                  8. Complete Understanding; Amendment. This Agreement constitutes the complete understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, representations and agreements made by and between such parties. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.


                  9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  10. Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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                  11. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and enforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced for the maximum period and to the fullest extent permitted by law.


                  12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                                            NORTH ATLANTIC TRADING
                                             COMPANY, INC.

                                            By: /s/    Thomas F. Helms, Jr.
                                               ---------------------------
                                               Name:   Thomas F. Helms, Jr.
                                               Title:  President



                                            By: /s/ Jack Africk
                                               ---------------------------
                                               Jack Africk



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